Consent of Independent Auditors




We consent to the reference of our firm under the caption "Experts" and to the use of our report dated February 3, 2000 with respect to the financial statements IDS Life Insurance Company of New York and to the use of our report dated March 17, 2000 with respect to the financial statements of IDS Life of New York Account 8, included in Post-Effective Amendment No. 19 to the Registration Statement (Form S-6, No. 33-15290) and related Prospectus for the registration of the Flexible Premium Variable Life Insurance Policies to be offered by IDS Life Insurance Company of New York.


                                                       /s/  Ernst & Young LLP

ERNST & YOUNG LLP
Minneapolis, Minnesota
April 24, 2000